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                                                                    EXHIBIT 99.1

For Immediate Release

Collegiate Pacific Q4 Revenues Exceed Forecast

DALLAS, Jun 30, 2003 (BUSINESS WIRE) -- Collegiate Pacific (AMEX:BOO) today stated that revenues for its fourth quarter ended June 30 will "comfortably exceed the most recent projection of $6 million."

    Operating Highlights for the Period

    -- Company accelerates reduction of bank debt, which now stands at $800,000

    -- Employees vote in favor of exchanging annual salary increases for profit sharing

    --  Company now staffed for 2004/2005 fiscal years

    --  Revenues per employee reach $425,000

Michael Blumenfeld, CEO, stated, "We continue to realize increased demand for products and services from our growing customer base, which is being translated into higher revenue growth and cash flows. As the result of increased earnings and cash flows we have reduced our outstanding borrowings under our $5 million credit facility to $800,000.

"With the exception of a few support employees that would be required in future expansion, we have now completed the addition of approximately 8 new employees for the 2004/2005 fiscal years. Our revenue per employee of $425,000 is believed to be the highest in the industry which when coupled with an average invoice value of $500 creates an operating platform which should generate a significant amount of operating leverage."

Employees Vote for Performance Compensation

"For the first time in our history we offered our employees the choice of receiving traditional annual salary increases or performance increases based on incremental sales growth and profitability. They responded by unanimously voting in favor of the profit sharing and gladly accepted the challenge of creating higher revenues and earnings. With all of our employees being direct or indirect shareholders we are delighted to align them with all our public shareholders in terms of achieving maximum results and shareholder values."

Collegiate Pacific is the nation's fastest-growing manufacturer and supplier of sports equipment primarily to the institutional markets and selected team sports dealers. The Company offers more than 3,200 products to 35,000 existing and 200,000 prospective customers.

This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and is subject to the safe-harbor created by that section. The Company's actual results may differ from the results discussed in any forward-looking statements.

SOURCE: Collegiate Pacific

Collegiate Pacific
Mike Blumenfeld, 972/243-8100
Cpacsports.com